Exhibit 107

Calculation of Filing Fee Tables

Form S-4 / S-1

(Form Type)

AgeX Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Other	262,500,000	(1)	(2)	$875,000	(2)	$0.0001476	$129.15
Fees to Be Paid	Equity	Common Stock underlying the post-merger warrants(3)	Other	52,500,000	(4)	$0.38	$19,800,000	(5)	$0.0001476	$2,922.48
Fees to Be Paid	Equity	Incentive warrants to purchase Common Stock(3)	Other	52,500,000	(6)	—	—		—	(7)
Fees to Be Paid	Equity	Common Stock underlying the incentive warrants(3)	Other	52,500,000	(8)	$0.51	$27,000,000	(9)	$0.0001476	$3,985.20

Fees Previously Paid	—	—	—	—		—	—		—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—			—				—	—	—	—

	Total Offering Amounts						$47,675,000		—	$7,036.83

	Total Fees Previously Paid									—

	Total Fee Offsets									—

	Net Fee Due									$7,036.83

(1)	Relates to common stock, $0.0001 par value per share (or AgeX common stock), of AgeX Therapeutics, Inc., a Delaware corporation (or AgeX) issuable to holders of common stock, $0.01 par value per share (or Serina common stock), of Serina Therapeutics, Inc., an Alabama corporation (or Serina) in the proposed merger of Canaria Transaction Corporation, an Alabama corporation and wholly owned subsidiary of AgeX, with and into Serina, with Serina surviving as a wholly owned subsidiary of AgeX (or the Merger). The amount of AgeX common stock to be registered includes the estimated maximum number of shares of AgeX common stock that are expected to be issued (or become issuable) pursuant to the Merger, without taking into account the effect of a planned reverse stock split of AgeX common stock, assuming an estimated pre-reverse stock split exchange ratio (which is subject to adjustment prior to the closing of the Merger) of approximately 28.9992 shares of AgeX common stock for each outstanding share of Serina common stock.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Serina is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the Merger is one-third of the aggregate par value of the Serina securities expected to be exchanged in the proposed Merger.
(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, the securities being registered hereunder include such indeterminate number of securities as may be issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events.
(4)	Relates to warrants (each, a post-merger warrant) to be issued to holders of record of AgeX common stock pursuant to a warrant dividend to be effected prior to the closing of the Merger. Each post-merger warrant will be exercisable at an exercise price equal to $13.20 per warrant (such exercise price reflecting a planned reverse stock split) for (i) one share of AgeX common stock and (ii) one warrant (each, an incentive warrant). The amount of AgeX common stock to be registered includes the estimated maximum number of shares of AgeX common stock that are expected to be issuable upon the exercise of the post-merger warrants, without taking into account the effect of a planned reverse stock split of AgeX common stock.
(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(i) of the Securities Act. The maximum aggregate offering price is equal to the product of (i) 52,500,000, representing the estimated maximum number of shares of AgeX common stock issuable upon exercise of the post-merger warrants, and (ii) $0.38, representing the estimated exercise price of each post-merger warrant to purchase (x) one share of AgeX common and (y) one incentive warrant, without taking into account the effect of a planned reverse stock split of AgeX common stock.
(6)	Consists of up to 52,500,000 incentive warrants issuable upon the exercise of the post-merger warrants.
(7)	No registration fee required pursuant to Rule 457(i) of the Securities Act.
(8)	Relates to incentive warrants to be issued upon exercise of the post-merger warrants. Each incentive warrant will be exercisable at an exercise price equal to $18.00 per warrant (such exercise price reflecting a planned reverse stock split) for one share of AgeX common stock. The amount of AgeX common stock to be registered includes the estimated maximum number of shares of AgeX common stock that are expected to be issuable upon the exercise of the incentive warrants, without taking into account the effect of a planned reverse stock split of AgeX common stock.
(9)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(i) of the Securities Act. The maximum aggregate offering price is equal to the product of (i) 52,500,000, representing the estimated maximum number of shares of AgeX common stock issuable upon exercise of the post-merger warrants, and (ii) $0.51, representing the estimated exercise price of each incentive warrant to purchase one share of AgeX common, without taking into account the effect of a planned reverse stock split of AgeX common stock.